Exhibit 10.6

AGREEMENT

This Agreement between Ozop Surgical Corp, a Nevada corporation with its principal office at 319 Clematis Street, Suite 714, West Palm Beach, FL 33401 (hereinafter referred to as “OZOP” or the Company” and Thomas McLeer (hereinafter referred to as “McLeer”). References to OZOP and the Company include any and all subsidiaries and predecessor companies.

RECITALS

A.	McLeer has been an independent contractor of OZOP since October 2018 and currently hold the job title of Chief Operating Officer (“COO”) and is a Member of the Company’s Board of Directors (the “Board”).

B.	During the period October 2018 through October 23, 2019, Mr. McLeer accrued compensation at the monthly rate of $15,000 per month resulting in total compensation of $180,000, of which the amount of $122,500 is outstanding (hereinafter referred to as “Outstanding Fees”).

C.	Due to personal reasons not related to any Company policy or actions, Mr. McLeer is immediately resigning (the “Resignation”) from his position as COO of the Company and as a member of the Board and all positions of OZOP.

D.	OZOP raises funds through the issuances of convertible notes and/or equity financings (hereinafter referred to as a “Funding”).

E.	Within 72 hours of receipt of a Funding, OZOP will pay McLeer the amount equal to 5% of the net proceeds received from a Funding. Any Funding that is used to pay off existing convertible notes and by nature results in no new net proceeds to the Company is excluded from the 5% payment. As a matter of clarification if the Company receives $225,000 of net proceeds from a Funding and $150,000 is used to pay off existing convertible notes, the amount subject to the 5% payment from that funding would be $75,000. Upon request, the Company wil provide the convertible debt payment receipts.

F.	Other than the above there are no disputes, with respect to Mr. McLeer’s relationship as an independent contractor with OZOP and the Resignation.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein, the parties mutually agree as follows:

1.	Effective Date. This Agreement is effective as of October 23, 2019.

2.	Method of payment of Outstanding Fees. The Company will pay Mr. McLeer the Outstanding Fees through bank transfers to the account of Mr. McLeer.

3.	Release of Claims by McLeer. McLeer hereby unconditionally releases and discharges OZOP, its successors, assigns, agent, directors, officers, employees, representatives from any and all claims, demands, charges, damages, relating to Mr. McLeer’s period as an independent contractor. Furthermore, McLeer specifically waives any and all claims for any monies due for his services except as set forth herein. Nothing contained herein shall release the Company from its obligations set forth in this Agreement. This release and waiver of claims by McLeer covers, but is not limited to, all claims for misrepresentation, fraud, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, defamation, and interference with economic relations. This release and waiver of claims by McLeer releases and waives all claims against Ozop which may accrue as of the date of this Agreement.

4.	Release of Claims by OZOP. OZOP, for itself, its heirs, assigns and representatives, hereby releases and waives all claims it has or may have, whether known, unknown, actual, potential or contingent, against McLeer, including any of his agents and representatives, in any way arising out of or relating to McLeer's independent contractor relationship with OZOP and the resignation of McLeer's independent contractor relationship with OZOP. This release and waiver of claims by OZOP covers, but is not limited to, all claims for misrepresentation, fraud, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, defamation, and interference with economic relations. This release and waiver of claims by OZOP releases and waives all claims against McLeer which may accrue as of the date of this Agreement.

5.	Amendment. This Agreement may not be supplemented, amended, or modified except through a new written agreement signed by both parties.

6.	No Assignment of Claims. McLeer represents and warrants that he has not previously assigned or transferred, or attempted to assign or transfer, to any third party, any of the Claims waived and released herein.

7.	Confidential Information. As a further material inducement to OZOP to enter into this Agreement, McLeer agrees that he will not divulge the following information or types of information to anyone without the prior written consent of OZOP which will not be unreasonably withheld: trade secrets, salaries, financial information, franchise information, marketing information, pricing, products, product lists, product information, sales information, personal employee information, or any other information of a similar confidential, sensitive or competitive nature. McLeer acknowledges that he has previously signed a confidentiality agreement with OZOP that remains in effect and under which he continues to be obliged to not disclose or make use of confidential or proprietary company information.

8.	No disparagement. McLeer agrees not to damage, disparage or criticize, orally or in writing, OZOP, its officers, executives, management or operations to any third person or entity. OZOP agrees, through its executives and officers, not to damage, disparage or criticize, orally or in writing, McLeer to any third person or entity.

9.	Entire Agreement. This Agreement contains the entire agreement and understanding of OZOP and McLeer concerning the subject matter hereof and this Agreement supersedes and replaces all prior negotiations, proposed agreements, agreements or representations whether written or oral. OZOP and McLeer agree and acknowledge that neither OZOP nor McLeer, including any agent or attorney of either, has made any representation, guarantee or promise whatsoever not contained in this Agreement to induce the other to execute this Agreement, and neither party is relying on any representations, guarantee, or promise not contained in this Agreement in entering into this Agreement.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.	Submission to Jurisdiction. McLeer and OZOP each submits to the jurisdiction of any state or federal court sitting in the State of California in any action or proceeding arising out of or relating to this Agreement, and each party agrees that all claims of whatever type relating to or arising out of this Agreement may be heard and determined only in a state or federal court sitting in the State of California. McLeer and OZOP each waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought, and waives any bond, surety, or other security that might be required of any other party with respect thereto. McLeer and OZOP each agrees that if any action or proceeding relating to or arising out of this Agreement is brought in any other court or forum other than a state or federal court sitting in the State of California, the action or proceeding shall be dismissed with prejudice and the party bringing the action or proceeding shall pay the other party's legal fees and costs.

12.	Consultation with Attorney. McLeer understands and acknowledges that OZOP has advised McLeer to consult with an attorney of McLeer's choice prior to signing this Agreement.

13.	Right of Revocation. McLeer acknowledges that OZOP advised McLeer of McLeer’s right to consider the terms of this Agreement for 21 days after its delivery, and McLeer, after consulting counsel, hereby irrevocably waives that right.

14.	Revocation Period. Pursuant to federal law, this Agreement is revocable by McLeer for seven days following McLeer’s execution of the Agreement ("Revocation Period"). To be effective, such revocation must be in writing signed by McLeer and must be delivered to the Chief Executive Officer before 11 :59 p.m., on the last day of the Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. McLeer understands that if McLeer revokes this Agreement, McLeer will lose all benefits of this Agreement. The promises of OZOP in this Agreement will go into effect only if McLeer has not revoked the Agreement within the Revocation Period.

15.	Default. Ozop shall have 15 business days (if not cured, such date would be the “Date of Default”), after receipt of a Notice of default from McLeer to cure any default. In the event OZOP fails to cure the default in either or both of its payment obligations after a Funding, OZOP shall deemed to be in default and additional interest at the rate of 15% per annum of the amount in default, shall accrue from the Date of Default. Upon such default, McLeer shall be entitled to receive from OZOP all costs of collection, including without limitation, attorneys’ fees and disbursements, and full costs of any legal action undertaken by McLeer. Furthermore, McLeer will no longer be bound per the terms of this Agreement until such time the default has been cured. Notices should be delivered to the respective parties at the following addresses:

If to the Company:

Ozop Surgical Corp

Attn: Barry Hollander, CFO

319 Clematis Street, Suite 714

West Palm Beach, FL 33401

If to McLeer:

Thomas McLeer

20 Blue Horizon

Laguna Niguel, CA. 92677

16.	Miscellaneous.

16.1.	If either party initiates proceedings for the other’s breach of this Agreement, the prevailing party shall recover attorneys' fees and costs, including such fees and costs on any enforcement or appeal proceedings.

16.2.	If one or more paragraphs of this Agreement are ruled invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Agreement, which shall remain in full force and effect.

16.3.	This Agreement may be modified only by a writing signed by both parties.

16.4.	This Agreement may be executed in two counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below by each of their signatures, to be effective for all purposes as of the date of the latest signature below.

OZOP SURGICAL CORP.	THOMAS MCLEER

By: /s/ Michael Chermak	/s/ Thomas McLeer
Its: Chief Executive Officer

Date: October 23, 2019	Date: October 23, 2019